Filed pursuant to Rule 433 Registration Statement Nos. 333-202913 and 333-180300-03 January 5, 2016

Featured Structured Retail Products

Under "Structured Notes" below, please find the summary of the indicative terms for our calendar offerings for January 2016 below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the applicable Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. Investing in the notes involves a number of risks. See "Selected Risk Considerations for the Calendar Offerings" herein and "Selected Risk Considerations" in the applicable offering documents.

Under "ETN" below, please find the summary of the terms for our ETN offering below. Investing in the ETNs involves a number of risks. See "Selected Risk Considerations for Credit Suisse X-Links Multi Asset High Income Exchange Traded Notes" and "Risk Factors" in the applicable offering document.

Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the terms for our calendar offerings and ETN is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

Contact Info
Structured Notes
Toll Free Group Number:	1-877-927-7335
Group Email Address:	list.isg-nyc@credit-suisse.com
Webpage:	https://notes.credit-suisse.com/ csfbnoteslogin/notes/offerings.asp
Exchange Traded Notes
Toll Free Group Number:	1-800-320-1225
Group Email Address:	ETN.Desk@credit-suisse.com

Structured Notes and Exchange Traded Notes (ETNs)

Structured Notes						ETN

Income Potential

Autocallable note offers income potential by providing for monthly coupons. The note is automatically redeemed at par if underlyings are at or above initial level on observation dates.

1Y Autocallable Yield Notes Linked to the Performance of the S&P 500® Index and the Russell 2000® Index*

– Auto-callable at 6 months and 9 months at par if the closing level of each underlying is equal to or greater than its initial level

– [7.25-9.25]% p.a. coupon, paid monthly

– 75% American barrier, observed daily

– If the note is not automatically redeemed and a Knock-In Event does not occur, you will be entitled to receive the principal amount at maturity

– If the securities are not automatically redeemed and a Knock-In Event occurs, you will be fully exposed to any depreciation in the Lowest Performing Underlying

– Any payment, subject to issuer credit risk

Growth Potential

Buffered note offers growth potential by providing for potential upside participation. Although the note provides for partial downside protection, investors will lose 1% of their principal amount for every 1% decline beyond the buffer.

2.5Y Buffered Return Equity Securities linked to the Performance of the S&P 500® Index*

– 100% uncapped upside participation

– [10-15]% buffer on the downside

– 1% of principal amount lost for every 1% decline in the level of the underlying, beyond the buffer

– Any payment, subject to issuer credit risk

Growth Potential

Digital Plus note offers growth potential by providing for potential fixed payment and upside participation. Although the note provides for contingent downside protection, investors will have 100% downside participation if the level of the underlying at maturity is less than the knock-in level.

4Y Digital Plus Barrier Notes linked to the Performance of the S&P 500® Index*

– If the Final level is equal or greater than the Initial Level, you will be entitled to receive the greater of [27.50-32.50%] Fixed Payment and 100% uncapped upside participation

– 70% European barrier, observed at maturity

– 100% downside participation if the level of the underlying at maturity is less than the knock-in level. Otherwise, the greater of principal amount or leveraged return on the underlying

– Any payment, subject to issuer credit risk

Income Potential

Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes (Ticker: MLTI)

– Tracks an index comprised of up to 120 publicly-traded, income-producing securities, (e.g. equities, fixed income, REITs, high yield bonds, BDCs, preferred stocks, etc.)

– Securities specifically excluded from the underlying index include energy MLPs/LLCs, royalty trusts, exchange traded notes, unit investment trusts and closed-end funds

– Income potential in the form of a variable monthly coupon, if any, less investor fees and any withholding taxes

– Issued by Credit Suisse AG

– Primary Exchange: NYSE Arca

– Indicative Value Symbol: "MLTIIV<INDEX> " on Bloomberg; "^MLTI-IV" on Yahoo! Finance

– The ETNs are fully exposed to any decline in the underlying index

– Any payment, including coupon payments, if any, is subject to issuer credit risk

– Underlying Index: NYSE Multi-Asset High Income Index (price return) – ticker NYMLTI

CUSIP	22546VS23	CUSIP	22546VSX5	CUSIP	22546VSW7	Ticker	MLTI
Trade Date	1/29/2016	Trade Date	1/29/2016	Trade Date	1/29/2016	CUSIP	22539T399
Maturity Date	2/3/2017	Maturity Date	8/2/2018	Maturity Date	2/3/2020	Annualized Tracking Fee Rate[1]	0.84%, accrued on a daily basis
Offering Closes	1/29/16, 2PM EST	Offering Closes	1/29/16, 2PM EST	Offering Closes	1/29/16, 2PM EST	Initial Trade Date	9/29/2015
Fact Sheet	Download	Fact Sheet	Download	Fact Sheet	Download	Maturity Date	9/28/2035
Preliminary Pricing Supplement	Download	Preliminary Pricing Supplement	Download	Preliminary Pricing Supplement	Download	Pricing Supplement	Download

About Credit Suisse's calendar offerings:

• Senior unsecured obligations of Credit Suisse AG, acting through its London branch.

• Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the applicable Trade Date.

1 In addition to the Accrued Tracking Fee, the ETN includes a redemption fee or charge for redemptions or repurchases at the option of the holder. In addition, because of daily compounding, the actual investor fee realized may exceed the stated amount. Please see the pricing supplement for disclosure of fees or charges. Please consult your financial advisor to learn more about the costs associated with the purchase or sale of this ETN.

Selected Risk Considerations for the Calendar Offerings:

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the "Selected Risk Considerations" section in the relevant Preliminary Pricing Supplement and the "Risk Factors" section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

  You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
  The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
  Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
  Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
  If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
  If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
  If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
  If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
  Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
  Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
  The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
  The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
  As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Selected Risk Considerations for Credit Suisse X-Links Multi-Asset High Income Exchange Traded Notes (the "ETNs"):
An investment in the ETNs involves significant risks. The selected risk considerations herein are not intended as a complete description of all risks associated with ETNs. For further information regarding risks, please see the section entitled "Risk Factors" in the applicable pricing supplement.

  The ETNs do not guarantee any return of principal at, or prior to maturity, upon early redemption or upon our call. Any payment on the ETNs is subject to our ability to meet our obligations as they become due.
  The ETNs are fully exposed to any decline in the Index. Furthermore, if the level of the Index decreases or does not increase sufficiently to offset the fees and charges associated with the ETNs, you will receive less and possibly significantly less, at maturity or upon early redemption or upon our call than the amount of your initial investment.
  You are not guaranteed to receive a coupon on the ETNs and your coupon payment may vary and may be zero.
  We have listed the ETNs on NYSE Arca under the symbol "MLTI". We expect that investors will purchase and sell the ETNs primarily in the secondary market. We have no obligation to maintain this listing on NYSE Arca or any listing on any other exchange, and may delist the ETNs at any time.
  We have no obligation to issue additional ETNs and may cease or suspend sales of the ETNs at any time. The indicative value of the ETNs is not the same as the closing price or any other trading price of the ETNs in the secondary market. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from the indicative value of such ETNs at any time, and would be expected to vary, perhaps significantly, during any period in which we have suspended sales of the ETNs Before trading in the secondary market, you should compare the indicative value with the then-prevailing trading price of the ETNs. If you purchase ETNs in the secondary market at a premium to the indicative value, you may incur a substantial loss if we call the ETNs or they mature or if you sell them in the secondary market at a time when the ETNs are not trading at a premium to indicative value.
  Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment upon early redemption or upon our call, and coupon payments, if any, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse's ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.
  Owning the ETNs is not the same as owning any of the Index Constituents. As an owner of the ETNs, you will not have the rights that the investors in the Index Constituents have, including any voting rights, any right to receive distributions, if any, or any other rights with respect to the Index Constituents.
  Many economic and market factors will affect the value of the ETNs, which may either offset or magnify each other.
  Tax consequences of the ETNs are uncertain and potential investors should review the section in the relevant pricing supplement entitled "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" and should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs.
  We have the right to call all outstanding ETNs at any time as described in the applicable pricing supplement. The amount you may receive upon a call by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have us repurchase your ETNs at a time of your choosing.
  We and our affiliates play a variety of roles in connection with the issuance of the ETNs, including acting as Calculation Agent and as agent of the Issuer for the offering of the ETNs, and hedging our obligations under the ETNs. The Calculation Agent will, among other things, decide the amount of the return paid out to you on your ETNs at maturity or upon early redemption or upon our call. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the ETNs.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Featured Structured Retail Products relates. Before you invest, you should read the applicable Pricing Supplement, the Underlying Supplement and the Product Supplement, if applicable, and the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.

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